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Exhibit 99.2

FORM OF SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT made as of July__, 2021

BETWEEN:

THE SHAREHOLDER SET FORTH IN SCHEDULE “A”

(the “Shareholder”)

- and —

BLUE ANT MEDIA INC.

(“Blue Ant”) and together with the Shareholder, the “Parties” and each, a “Party”)

RECITALS:

A.	The Shareholder is the registered and beneficial owner of non-voting common shares in the capital of Blue Ant (the “Blue Ant Shares”);

B.

Blue Ant has received an offer (the “Share Offer”) from certain holders of its shares to exchange a portion of their Blue Ant Shares for common shares (“Enthusiast Shares”) of Enthusiast Gaming Holdings Inc. (“Enthusiast”) at a ratio of one (1) Enthusiast Share for five and a half (5.5) Blue Ant Shares (the “Exchange Ratio”);

C.	Blue Ant has extended or will extend the Share Offer to all of its shareholders of record as at July 16, 2021 (the “Blue Ant Shareholders of Record” and each, a “Blue Ant Shareholder of Record”);

D.

The Shareholder wishes to sell to Blue Ant, and Blue Ant wishes to purchase for cancellation from the Shareholder, Blue Ant Shares pursuant to the Share Offer on the terms and conditions set out in this Agreement; and

E.

An aggregate of six million (6,000,000) Enthusiast Shares (the “Available Enthusiast Shares”) will be made available by Blue Ant in the Share Offer, and the number of Blue Ant Shares purchased by Blue Ant from the Shareholder pursuant to this Agreement will be determined pursuant to Section 1.1 of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained, the parties agree as follows:

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ARTICLE 1

PURCHASE AND SALE

1.1	Purchase and Sale

(a)

The Shareholder hereby agrees to sell, assign and transfer to Blue Ant, and Blue Ant agrees to purchase for cancellation from the Shareholder, the Purchased Blue Ant Shares (as defined and determined below).

(b)

The Shareholder understands and acknowledges that the Share Offer is being made by Blue Ant to all Blue Ant Shareholders of Record and the number of Blue Ant Shares of the Shareholder purchased by Blue Ant hereunder (the “Purchased Blue Ant Shares”) shall be determined as follows:

(i)

The Initial Share Exchange (“Phase 1”): In Phase 1, the maximum number of Enthusiast Shares available for exchange by each Blue Ant Shareholder of Record who participates in the Share Offer will be the percentage of Available Enthusiast Shares equal to that Blue Ant Shareholder of Record’s percentage ownership of Blue Ant Shares relative to all outstanding Blue Ant Shares (the “Phase 1 Pro Rata Share of Enthusiast Shares”) as of July 23, 2021 (the “Share % Determination Date”). For example, if a Blue Ant Shareholder of Record holds 1% of the outstanding Blue Ant Shares as of the Share % Determination Date, the maximum number of Enthusiast Shares available to that Blue Ant Shareholder of Record as part of Phase 1 of the Share Offer will be 1% of the Available Enthusiast Shares, or sixty thousand (60,000) Enthusiast Shares at the Exchange Ratio.

The Shareholder irrevocably offers to exchange the number of Blue Ant Shares held by the Shareholder set out at section 1 of Schedule “A” as part of Phase 1 of the Share Offer (the “Phase 1 Blue Ant Shares”) for Enthusiast Shares at the Exchange Ratio.

The number of Purchased Blue Ant Shares exchanged for Enthusiast Shares at the Exchange Ratio in Phase 1 shall be equal to the lesser of: (i) the Phase 1 Blue Ant Shares offered to be exchanged by the Shareholder as set forth in section 1 of Schedule “A” and (ii) the Shareholder’s Phase 1 Pro Rata Share of Enthusiast Shares (the “Shareholder’s Phase 1 Exchanged Blue Ant Shares”).

(ii)

Share Exchange for Remaining Enthusiast Shares (“Phase 2”): Immediately after the Phase 1 exchanges are determined, any Enthusiast Shares then remaining from the Available Enthusiast Shares that are not exchanged by Blue Ant Shareholders of Record in Phase 1 will be divided among Blue Ant Shareholders of Record who participated in Phase 1 and who indicate their interest in participating in Phase 2, pro rata based on the

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number of Blue Ant Shares that each Blue Ant Shareholder of Record wishes to exchange as part of Phase 2 (to a maximum of the number of Blue Ant Shares actually owned by such Blue Ant Shareholder as of the Share % Determination Date and not acquired as part of Phase 1) as a percentage of the total number of Blue Ant Shares that all Blue Ant Shareholders wish to exchange as part of Phase 2 of the Share Offer (the “Phase 2 Pro Rata Share of Enthusiast Shares”). For example, if a Blue Ant Shareholder of Record indicates that it wishes to exchange 1,000,000 Blue Ant Shares as part of Phase 2 and the total number of Blue Ant Shares that all Blue Ant Shareholders of Record wish to exchange as part of Phase 2 is 40,000,000 Blue Ant Shares, 2.5% of the remaining Available Enthusiast Shares will be available to that Blue Ant Shareholder of Record as part of Phase 2 of the Share Offer at the Exchange Ratio.

The Shareholder irrevocably offers to exchange the number of Blue Ant Shares held by the Shareholder set out at section 2 of Schedule “A” as part of Phase 2 (to a maximum of the number of Blue Ant Shares actually owned by the Shareholder as of the Share % Determination Date and not acquired as part of Phase 1) (the “Phase 2 Blue Ant Shares”) for Enthusiast Shares at the Exchange Ratio.

The number of Purchased Blue Ant Shares exchanged for Enthusiast Shares at the Exchange Ratio in Phase 2 shall be equal to the lesser of: (i) the Phase 2 Blue Ant Shares offered to be exchanged by the Shareholder as set forth in section 2 of Schedule A and (ii) the Shareholder’s Phase 2 Pro Rata Share of Enthusiast Shares (the “Shareholder’s Phase 2 Exchanged Blue Ant Shares”).

(c)

The total number of Purchased Blue Ant Shares for the purposes of this Agreement shall be the Shareholder’s Phase 1 Exchanged Blue Ant Shares PLUS the Shareholder’s Phase 2 Exchanged Blue Ant Shares and the “Purchase Price” hereunder shall be the total number of Enthusiast Shares provided to Shareholder in exchange for the Purchased Blue Ant Shares (which shall be determined on the basis of the Exchange Ratio).

(d)

SHAREHOLDERS THAT WISH TO PARTICIPATE IN THE SHARE OFFER MUST COMPLETE AND SIGN THIS AGREEMENT, INCLUDING SCHEDULE “A”, SCHEDULE “B”, SCHEDULE “C”, SCHEDULE “D”, AND SCHEDULE “E”, AND RETURN SUCH COMPLETED AND SIGNED DOCUMENTS TO BLUE ANT VIA EMAIL AT shareexchange@blueantmedia.com ON OR PRIOR TO 5:00 PM (TORONTO TIME) ON JULY 23, 2021 (the “Election Deadline”). Subject to Section 1.2(f), once this Agreement and Schedules “A”, “B”, C”, “D” and “E”, are signed and returned by Blue Ant, the Shareholder shall be bound to complete the transactions agreed to hereunder.

(e)

Promptly after the Election Deadline and in any event prior to July 30, 2021, Blue Ant shall notify the Shareholder of (i) the number of the Shareholder’s Purchased Blue Ant Shares, (ii) the Purchase Price, and (iii) the date and time of Closing (as defined below), which will be the date the Purchase Notice is sent to the Shareholder, and (iv) if applicable, the amount of any Tax Withholding Obligation (as defined below) (the “Purchase Notice”) and shall deliver to the Shareholder a fully executed copy of this Agreement.

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(f)	Promptly following receipt of the Purchase Notice, and in any event not more than five business days following the date the Purchase Notice is sent to the Shareholder, the Shareholder shall:

(i)

deliver to Blue Ant, the certificate(s) representing the Purchased Blue Ant Shares, free and clear of all Encumbrances (as defined below) or, if the Shareholder cannot locate the certificate(s) representing the Purchased Blue Ant Shares, such signed Declaration of Loss forms as may be provided and required by Blue Ant; and

(ii)

deliver to Blue Ant, if applicable, a certified cheque representing the amount of any Tax Withholding Obligation (as defined below) in the amount set forth in the Purchase Notice or send the Tax Withholding Obligation amount to Blue Ant via wire transfer pursuant to the wire instructions in the Purchase Notice.

(g)

If the Shareholder fails to deliver to Blue Ant the share certificate(s) referred to in Section 1.1(f) or the amount of the Tax Withholding Obligation in accordance with Sections 1.1(f) and 1.4 on or prior to the date that is five business days following the date the Purchase Notice is sent to the Shareholder) Blue Ant may at any time after such date direct the transfer agent for the Enthusiast Shares not to register the Purchase Price in the name of the Shareholder and may declare that this Agreement is null and void by providing notice in writing to the Shareholder) in which case Blue Ant shall promptly return the certificates representing the Shareholder’s Purchased Blue Ant Shares to the Shareholder.

(h)

Any Blue Ant Shares of a Blue Ant Shareholder of Record who has indicated it wishes to participate in the Share Offer that are not purchased by Blue Ant pursuant to the Share Offer as a result of such Blue Ant Shareholder of Record’s failure to deliver its share certificate(s) in accordance with Section 1.1(f) of the share exchange agreement such Blue Ant Shareholder of Record entered into in respect of the Share Offer or as a result of its failure to deliver its Tax Withholding Amount in accordance with Sections 1.1(f) and 1.4 of the share exchange agreement such Blue Ant Shareholder of Record entered into in respect of the Share Offer shall not become available to be exchanged in the Share Offer by the other Blue Ant Shareholders of Record and there will be no adjustment to the number of Blue Ant Shares to be purchased as set out in the Purchase Notices previously delivered by Blue Ant as a result of any such event.

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1.2	Closing Matters

(a)

The purchase and sale of the Purchased Blue Ant Shares contemplated by this Agreement (the “Closing”) shall take place remotely via electronic transmission of all necessary documentation (such as by use of .pdf documents).

(b)

Closing shall occur at such date and at such time as determined by Blue Ant, which date and time shall be set forth in the Purchase Notice and which date shall be the date the Purchase Notice is sent to the Shareholder.

(c)	On Closing,

(i)	The executed copies of the following documents delivered by the Shareholder to Blue Ant (as required by Section 1.1(d) above), shall be executed by Blue Ant as required and released from escrow:

(A)

the Lockup Agreement attached hereto as Schedule “B” in favour of those underwriters party to that certain Underwriting Agreement dated June 10, 2021 in connection with the public offering of 8,000,000 Enthusiast Shares;

(B)	the Lockup and Joint Filing Agreement attached hereto as Schedule “C” for the purposes of Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended, (“Securities Act”);

(C)	the Power of Attorney attached hereto as Schedule “D” in connection with the Lockup and Joint Filing Agreement; and

(D)	the stock transfer form attached hereto as Schedule “E”.

(ii)

Blue Ant shall fill in the number of Blue Ant Shares to be transferred pursuant to the stock transfer form hereto as Schedule “E” signed by the Shareholder, which number shall be equal to the number of Purchased Blue Ant Shares to be transferred by the Shareholder in accordance with this Agreement;

(iii)

Blue Ant shall direct the transfer agent for the Enthusiast Shares to register the transfer of the Purchase Price to the Shareholder with an effective date as of the date of Closing and to deliver a direct registration statement representing the Enthusiast Shares, free and clear of all Encumbrances, registered in the name of the Shareholder, subject to and conditional upon the Shareholder complying with its obligations under Section 1.1(f); and

(iv)	Blue Ant shall deliver to the Shareholder the Lockup and Joint Filing Agreement (with the dates filled in) and a copy of the Lockup Agreement (with the dates filled in) in pdf format via email.

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(d)

Promptly after Closing, Blue Ant shall arrange for a share certificate to be promptly delivered to the Shareholder registered in the name of, or as directed by, the Shareholder in respect of any Blue Ant Shares represented by the certificate(s) delivered to Blue Ant that are not Purchased Blue Ant Shares.

1.3	Securities and Exchange Commission Filings

The Shareholder acknowledges and agrees that the Lockup and Joint Filing Agreement attached hereto as Schedule “C” will be filed with the Securities and Exchange Commission within ten (10) days after Closing along with other required filings, including, without limitation Schedule 13D. In connection with Schedule 13D, the Shareholder shall provide Blue Ant with the information required as set out in Section 3 of Schedule “A.”

1.4	Payment of Withholding Taxes.

If Blue Ant determines that the share transactions completed hereunder may result in any domestic or foreign tax withholding obligation on Blue Ant, whether national, federal, provincial, state or local (the “Tax Withholding Obligation”) Blue Ant will notify the Shareholder of the amount of such Tax Withholding Obligation in the Purchase Notice and the Shareholder shall promptly, and in any event not more than five business days following the date the Purchase Notice is sent to the Shareholder, deliver to Blue Ant a certified cheque representing the amount of such Tax Withholding Obligation payable to Blue Ant or send the Tax Withholding Obligation amount to Blue Ant via wire transfer pursuant to the wire instructions in the Purchase Notice which amount of Tax Withholding Obligation Blue Ant shall remit to the relevant tax authorities.

ARTICLE 2

REPRESENTATIONS) WARRANTIES AND COVENANTS OF THE SHAREHOLDER

2.1	Representations and Warranties of the Shareholder

The Shareholder hereby makes the following representations and warranties to Blue Ant, and acknowledges that Blue Ant is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

(a)

the Shareholder has the full power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments to be delivered pursuant to this Agreement;

(b)

the execution and delivery of this Agreement by the Shareholder, and the performance of its obligations hereunder and under all other agreements and instruments to be executed by it as contemplated herein have been duly authorized by all necessary action of the Shareholder, and this Agreement has been duly executed and delivered by the Shareholder, and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms;

6

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(c)

the Shareholder is the beneficial and registered owner of the Purchased Blue Ant Shares free and clear of any lien, pledges, mortgages, charges, encumbrances and other security interests or claims of others (“Encumbrances”);

(d)

on Closing no person, firm or corporation, other than Blue Ant, will have any agreement or option or any right capable of becoming an agreement for the purchase of all or any portion of the Purchased Blue Ant Shares from the Shareholder;

(e)	the Shareholder’s residence for Canadian tax purposes is set forth opposite “Residence for Canadian tax purposes” on Schedule “A”;

(f)	all action required to be taken by the Shareholder with respect to the transfer of the Purchased Blue Ant Shares from the Shareholder to Blue Ant has been taken or will be taken prior to the Closing;

(g)

the Shareholder, in making the decision to sell the Purchased Blue Ant Shares in consideration for the Enthusiast Shares provided as the Purchase Price, has relied solely upon independent investigations made by it and/or its representatives regarding Blue Ant, the Purchased Blue Ant Shares and Enthusiast and the Enthusiast Shares and has not relied on any representation or statement made by Blue Ant except as expressly set forth herein. The Shareholder has not received an offering memorandum or any other similar document from Blue Ant, Enthusiast or otherwise in connection with the transactions contemplated hereby;

(h)

the Shareholder and/or its representatives has such knowledge and experience in financial and business matters that it can represent itself and is capable of evaluating the merits and risks of the sale of the Purchased Blue Ant Shares in consideration for the Enthusiast Shares provided as the Purchase Price. The Shareholder is not relying on Blue Ant with respect to the tax and other economic considerations of the transactions contemplated hereby and an investment in the Enthusiast Shares, and the Shareholder has relied on the advice of, or has consulted with, only its own advisor(s);

(i)

the Shareholder understands that the Enthusiast Shares provided as the Purchase Price will be subject to the resale restrictions set out in the Lockup Agreement attached hereto as Schedule “B” and the Lockup and Joint Filing Agreement attached hereto as Schedule “C” and that any certificates or direct registration statements representing the Enthusiast Shares provided as the Purchase Price (and any replacement certificate or direct registration statement issued prior to the expiration of the lock-up period) will bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF A LOCK UP AGREEMENT (THE “AGREEMENT”), WHICH, AMONG OTHER THINGS, PROHIBITS THE HOLDER OF THIS SECURITY FROM TRADING THE SECURITY EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THE AGREEMENT UNTIL [INSERT DATE THAT IS 90 DAYS FOLLOWING THE DATE OF CLOSING].”;

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(j)

the Shareholder understands that the value of the Enthusiast Shares provided as the Purchase Price could decrease during the 90 day lock-up period and there is no assurance that the Shareholder will be able to sell such shares at the price at which such shares are trading on the date hereof. The Shareholder acknowledges that Blue Ant continues to hold Enthusiast Shares and it may be entitled to sell such shares during or after the 90 day lock-up period;

(k)	the Shareholder acknowledges and agrees that the Purchase Price represents fair consideration and at least reasonably equivalent value for the Purchased Blue Ant Shares;

(1)

the Shareholder acknowledges that there will be tax consequences to the Shareholder in consummating the sale of the Purchased Blue Ant Shares for the Purchase Price, and that the Shareholder has had the opportunity to consult with the Shareholder’s own tax advisor regarding all tax consequences relating to the sale of the Purchased Blue Ant Shares for the Purchase Price under this Agreement;

(m)

the Shareholder acknowledges that Blue Ant makes no representations or warranties with respect to the tax consequences of the sale of the Purchased Blue Ant Shares for the Purchase Price. Subject to any Tax Withholding Obligations of Blue Ant pursuant to Section 1.4, the Shareholder agrees and understands that the Shareholder alone is responsible for payment of all local, provincial and/or federal taxes on the payments and any other consideration provided hereunder and any penalties or assessments thereon;

(n)

the execution and delivery of this Agreement by the Shareholder and the observance and performance of the terms and provisions of this Agreement on the part of the Shareholder does not constitute a violation of applicable law or a violation or a breach of any provision of any contract or other instrument to which the Shareholder is a party or by which it is bound;

(o)

the Shareholder has, independently and without reliance on Blue Ant or any of its affiliates, made its own appraisal and decision with respect to the transactions described in this Agreement, the business, financial condition and affairs of Enthusiast and Blue Ant and their respective affiliates and the value of the Purchased Blue Ant Shares and the Enthusiast Shares provided as the Purchase Price. The Shareholder has had the opportunity to obtain and has obtained all of the information that it has deemed appropriate for the purpose of evaluating its sale of the Purchased Blue Ant Shares in

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consideration for the Enthusiast Shares provided as the Purchase Price. The Shareholder is satisfied with the scope and extent of its investigations and requires no additional information to make an informed decision regarding the transactions described in this Agreement. The Shareholder is a sophisticated investor and has such knowledge and experience in financial and business matters, including in trading in securities of a type comparable to the Enthusiast Shares, including securities of private and public companies, as to be capable of independently evaluating the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, and is able to bear the risks attendant to the transactions contemplated hereby and to protect its own interest in connection with such transactions. The Shareholder is dealing with Blue Ant on a professional arm’s length basis and neither Blue Ant nor any of its affiliates is acting as fiduciary or advisor to the Shareholder with respect to this Agreement or the transactions contemplated hereby;

(p)	the Share Offer has been made outside the United States of America (“U.S.”) and has not been arranged with U.S. persons within the meaning of Regulation S and, in particular:

(1)	the Share Offer was not made to or for the benefit of a person in the U. S.;

(2)

(i) at the time the Share Offer was originated, the Shareholder was outside the U.S. and (ii) neither the Shareholder nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the U.S.;

(3)	no directed selling efforts have been made in the U.S. in contravention of the requirements of Regulation S;

(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

(5)	the Enthusiast Shares provided as the Purchase Price have not been registered under the Securities Act, and

(6)

during the 40-day period under Regulation S, beginning on the date the Enthusiast Shares were first offered pursuant to the Share Offer, the Enthusiast Shares provided as the Purchase Price shall be subject to the Lockup and Joint Filing Agreement, which shall provide that the Enthusiast Shares may not be offered and sold within the U.S. or to, or for the account or benefit of, U.S. persons, except in accordance with Regulation S under the Securities Act or in transactions that are exempt from the registration requirements of the Securities Act.

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2.2	Survival of Representations and Warranties

The representations and warranties set out in Section 2.1 shall survive the Closing of the purchase and sale of the Purchased Blue Ant Shares, and notwithstanding such Closing, shall continue in full force and effect for the benefit of Blue Ant without limitation of time.

2.3	Release

To the fullest extent permitted by law, the Shareholder hereby expressly waives and releases any and all claims, causes of action, proceedings, suits, judgments, encumbrances and executions of any kind, whether known or unknown, now or hereafter arising against Blue Ant based upon or relating to the non-disclosure of, or failure to obtain and review, the information contemplated by Section 2.1(o) and further agrees and covenants not to make or assert a claim against Blue Ant, any of Blue Ant’s affiliates or any of their respective officers, directors, employees, shareholders, members, managers, agents, representatives, controlling persons or advisors for any loss, damage, expense or liability arising from or relating to a failure to disclose or a failure to obtain and review such information contemplated by Section 2.1(o) in connection with the sale of the Purchased Blue Ant Shares or acquisition of the Enthusiast Shares provided as the Purchase Price in the transactions contemplated hereby.

2.4	Confidentiality

The existence or contents of this Agreement, the fact that investigations, discussions or negotiations are taking or have taken place concerning the Share Offer, including the status thereof or any terms, conditions or other matters relating to the Share Offer, and all other information relating to the Share Offer shall be “Confidential Information” for purposes of the Unanimous Shareholder Agreement of Blue Ant dated March 30, 2011 as amended September 19, 2011 and December 21, 2011 (the “USA”); provided that nothing in this Agreement shall prevent or restrict Blue Ant from making any disclosure regarding the transactions contemplated by this Agreement that Blue Ant determines is necessary or advisable under applicable securities laws.

2.5	Indemnification

The Shareholder shall indemnify and save harmless Blue Ant, its affiliates and all of its directors, officers, employees and agents (the “Blue Ant Indemnitees”) from and against: (i) all actual, threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding and any claim or demand resulting therefrom or any other claim or demand of any kind asserted against, and (ii) all damages, fines, penalties, deficiencies, losses, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including interest, court costs, and reasonable fees and expense of lawyers, accountants and other

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experts and professionals) ((i) and (ii) collectively, the “Losses”) incurred or suffered by, any of the Blue Ant Indemnitees directly or indirectly arising out of or resulting from any breach, inaccuracy or misrepresentation in any representation, warranty or covenant of the Shareholder contained in this Agreement or in any certificate, document, writing, agreement or instrument delivered by the Shareholder pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BLUE ANT

3.1	Representations and Warranties of Blue Ant

Blue Ant hereby makes the following representations and warranties to the Shareholder and acknowledges that the Shareholder is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

(a)

Blue Ant has the full power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments to be delivered pursuant to this Agreement;

(b)

the execution and delivery of this Agreement by Blue Ant, and the performance of its obligations hereunder and under all such other agreements and instruments to be delivered pursuant to this Agreement have been duly authorized by all necessary action of Blue Ant, and this Agreement has been duly executed and delivered by Blue Ant, and constitutes a legal, valid and binding obligation of Blue Ant, enforceable against it in accordance with its terms;

(c)	Blue Ant is the beneficial owner of the Enthusiast Shares to be delivered as the Purchase Price and, at Closing, such Enthusiast Shares shall be free and clear of any Encumbrances;

(d)

on Closing no person, firm or corporation, other than the Shareholder, will have any agreement or option or any right capable of becoming an agreement for the purchase of all or any portion of the Enthusiast Shares provided as the Purchase Price from Blue Ant;

(e)

the execution and delivery of this Agreement by Blue Ant and the observance and performance of the terms and provisions of this Agreement on the part of Blue Ant does not constitute a violation of applicable law or a violation or a breach of any provision of any contract or other instrument to which Blue Ant is a party or by which it is bound;

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(f)

all action required to be taken by Blue Ant with respect to the transfer of the Enthusiast Shares to be delivered as the Purchase Price from Blue Ant to the Shareholder has been taken or will be taken prior to Closing;

(g)	the Share Offer has been made outside the U.S. and has not been arranged with U.S. persons within the meaning of Regulation S and, in particular:

(1)	the Offer was not made to or for the benefit of a person in the U.S.;

(2)

(i) at the time the Share Offer was originated, the Shareholder was outside the U.S. and (ii) neither Blue Ant nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the U.S.;

(3)	no directed selling efforts have been made in the U.S. in contravention of the requirements of Regulation S;

(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

(5)	the Enthusiast Shares provided as the Purchase Price have not been registered under the U.S. Securities Act, and

(6)

during the 40-day period under Regulation S, beginning on the date the Enthusiast Shares were first offered pursuant to the Share Offer, the Enthusiast Shares provided as the Purchase Price shall be subject to the Lockup and Joint Filing Agreement, which shall provide that the Enthusiast Shares may not be offered and sold within the U.S. or to, or for the account or benefit of, U.S. persons, except in accordance with Regulation S under the Securities Act or in transactions that are exempt from the registration requirements of the Securities Act.

3.2	Survival of Representations and Warranties

The representations and warranties set out in Section 3.1 shall survive the Closing of the purchase and sale of the Purchased Blue Ant Shares herein provided for, and notwithstanding such Closing, shall continue in full force and effect for the benefit of the Shareholder without limitation of time.

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3.3	Indemnification

Blue Ant shall indemnify and save harmless the Shareholder, its affiliates and all of its directors, officers, partners, employees and agents (the “Shareholder Indemnitees”) for and from any Losses incurred or suffered by any of the Shareholder Indemnitees as a result of any breach of representation, warranty or covenant on the part of Blue Ant contained in this Agreement or in any certificate, document, writing, agreement or instrument delivered by Blue Ant pursuant to this Agreement.

ARTICLE 4

GENERAL

4.1	Certain Rules of Interpretation

In this Agreement: (a) the division into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement; and (b) references to dollar amounts or “$” are to Canadian dollars.

4.2	Construction

This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

4.3	Further Assurances

Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

4.4	Entire Agreement

This Agreement and documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

4.5	Amendment and Modification; Waiver

Except as provided for in this Section 4.5, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of

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any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Technical, mechanical and/or non-substantive amendments to this Agreement may be made by Blue Ant if (a) Blue Ant Shareholders of Record representing at least 66 2/3% of the Blue Ant Shares that participate in Phase 1 of the Share Offer, and (b) each of Kensington BA Capital L.P., Kensington Venture Fund L.P., Relay Ventures Fund L.P., Relay Ventures Parallel Fund L.P., Relay Ventures Parallel US Fund L.P., RHB Pre-IPO & Special Situation Fund III and Torstar Corporation consent to the same amendments being made to the share exchange agreement they entered into in respect of the Share Offer. Any other amendment to this Agreement may be made only with the consent of Blue Ant and if all Blue Ant Shareholders of Record that participate in Phase 1 of the Share Offer consent to such amendment being made to the share exchange agreement they entered into in respect of the Share Offer.

4.6	Severability

If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such illegal, void or unenforceable provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

4.7	Costs

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

4.8	Fractions

Where the aggregate number of Enthusiast Shares or Blue Ant Shares, as applicable, to be delivered to the Shareholder under this Agreement would result in a fraction of a share being deliverable to the Shareholder, the aggregate number of Enthusiast Shares or Blue Ant Shares, as applicable, to be delivered to the Shareholder shall, in each case, be rounded down to the next whole number and such fraction shall be disregarded, without any payment or compensation to the Shareholder.

CUSIP No. 29385B109	13D	Page 75 of 100

4.9	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein. Any action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the courts of the Province of Ontario, and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of such courts in any such action or proceeding.

4.10	Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

4.11	Assignment

No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any person without the prior written consent of the other Party hereto, which consent may be arbitrarily withheld.

4.12	Successors

This Agreement is binding on, and enures to the benefit of, the Parties and their respective successors.

4.13 No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except the benefit of Section 2.6 which Blue Ant holds in trust for and as agent of the third parties set out in that section, the benefit of Section 3.3 which the Shareholder holds in trust for and as agent of the third parties set out in that section, and Schedule “B” which is being executed by the Shareholder for the benefit of, and shall be enforceable by, the Underwriters.

4.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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4.15	Notices

Any notices to be sent to the Shareholder hereunder by Blue Ant shall be validly sent if sent to the email address of the Shareholder indicated on Schedule “A”.

[Signature pages follows.]

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

[insert full legal name of Shareholder]

By:
Name:
Title:

BLUE ANT MEDIA INC.

By:
Michael MacMillan
CEO